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                                                                   EXHIBIT 23.01

                         CONSENT OF INDEPENDENT AUDITORS

                    INDEPENDENT AUDITORS' REPORT AND CONSENT


The Board of Directors and Stockholders
Invivo Corporation:

Under date of July 28, 2000, we reported on the consolidated balance sheets of Invivo Corporation and subsidiaries (the Company) as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000, which are included in Form 10K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Valuation and Qualifying Accounts, in Form 10K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-32749 and 33-68831) on Form S-8 of Invivo Corporation and subsidiaries of our reports relating to the consolidated balance sheets of Invivo Corporation as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, and related schedule, which reports appear in the June 30, 2000 annual report on Form 10K of Invivo Corporation.



San Francisco, California
September 25, 2000